Exhibit 10.17(a)
FIRST AMENDMENT
TO HOTEL LEASE
     This First Amendment to the Hotel lease (First Amendment) is entered into effective August 14, 2003 by and between CP Laughlin Realty, LLC, a Delaware limited liability company, as lessor (“Lessor”), and Columbia Properties Laughlin, LLC, a Nevada limited liability company, as Lessee (“Lessee”).
     WHEREAS, the Lessor and Lessee entered into a Hotel Lease dated August 12, 2003 (the “Lease”), and
     WHEREAS, the Lessor and Lessee hereto desire to amend the Lease in accordance with the terms of this First Amendment.
     NOW, THEREFORE, for and in consideration of the mutual promises, agreements, covenants, representations and warranties of the Lessor and Lessee contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lessor and Lessee agree that the Lease is hereby amended as follows:
1.	Base Rent. Section 3.1 of the lease is hereby amended and restated as follows:

Lessee shall pay to Lessor a base rent (“Rent”) during the period from the Commencement Date through the earlier of one hundred eighty (180) days after the Commencement Date or the Transfer Date under the Call and Put Option Agreement dated (the “Parking Period”), between Primrose Acquisitions Inc. and Columbia Properties, Greensboro, Ltd., an amount equal to Lessor’s interest obligations under that certain Loan Agreement with Wells Fargo Bank dated and the Subordinate Promissory Note with Columbia Sussex Corporation dated , to be paid when and in the same increments as Lessor’s obligations arise. Thereafter, Lessee shall pay to Lessor a base rent (“Rent”), without deduction or offset, in arrears in equal consecutive monthly installments commencing thirty (30) days after Parking Period and continuing thereafter on the first day of each calendar month of the Lease Term in the amount described in the table below for each month of the Lease Term. If the Parking Period shall end or the Lease shall expire on a day other than the last day of a calendar month, the Rent for any such month shall be prorated on the basis of a thirty (30) day month. Rent shall be payable without notice or demand in lawful money of the United States to Lessor at the address stated herein for notices as set forth in Section 15.5 below or to such other address or such other persons as Lessor may designate to Lessee in writing.

1st through 12th month	$125,000
13th through 24th month	$350,000
25th through end of lease term	$425,000
2.	Insurance. Section 3.4 of the lease is hereby amended to delete the second sentence of this section and insert the following sentence:

“For purposes of this Section 3.4, the term insurance shall include the insurance coverages specified in Exhibit A attached hereto.

3.	Article 7 Insurance is hereby amended and restated as follows:
7.1	Liability Insurance. Lessee at its cost shall procure and maintain commercial general liability and umbrella insurance as specified in Exhibit A attached hereto insuring against any and all liability of Lessor, Lessee and their agents and employees arising out of and in connection with the use or occupancy of the Hotel. Both Lessor and Lessee shall be named as an additional insured, and the policies shall contain contractual liability endorsements insuring the liability under the indemnity covenants of this Lease.

7.2	Hotel Property Insurance. Lessee shall procure and maintain “all risk” property insurance as specified in Exhibit A attached hereto attached hereto. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. The insurance policy shall be issued in the names of Lessee and Lessor as their interests appear, and shall provide that any proceeds shall be payable to Lessor to the extent the claim exceeds $250,000.

7.3	Other Insurance. Lessee at its cost shall procure and maintain other insurance as specified in Exhibit A attached hereton.
4.	Conflicting Provisions. In the event of any conflict between the terms of this First Amendment and any other provision of the Lease, the terms of this First Amendment shall be deemed to control.

5.	Agreement Unchanged. The Parties agree that except as set forth in this First Amendment, the Lease shall remain in full force and effect.

6.	Counterparts. The Parties agree that this First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one document.
IN WITNESS WHEREOF, the Lessor and Lessee have caused this First Amendment to be executed and delivered by their duty authorized representatives as of the day and year first above written.

Lessee:		Lessor:

Columbia Properties Laughlin, LLC a Nevada limited liability company		CP Laughlin Realty, LLC a Delaware limited liability company

By:	/s/ William J. Yung	By:	/s/ Theodore R. Mitchel

Its: President		Its: Secretary/ Treasurer